EXHIBIT 10.1

FIRST AMENDMENT TO THE

ZHONE TECHNOLOGIES, INC. AMENDED AND RESTATED

2001 STOCK INCENTIVE PLAN

This First Amendment (the “Amendment”) to the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (the “2001 Zhone Plan”), approved by the Board of Directors of Zhone Technologies, Inc. (the “Company”) on August 7, 2008, amends the 2001 Zhone Plan as follows:

1.	By substituting the following for Section 4.1:

“4.1 The maximum number of Shares that may be made the subject of Options and Awards granted under this Plan shall not exceed (a) 19,218,654, plus, (b) if on January 1 of any year in which this Plan is in effect, commencing on January 1, 2008 and ending on January 1, 2017, the aggregate number of Shares with respect to which Options or Awards may be granted under the Plan (not including Shares that are subject to outstanding Options or Awards granted under the Plan) is less than five percent (5%) of the total number of outstanding Shares on such date, an annual increase (determined as of January 1 of each year) in an amount such that the aggregate number of Shares with respect to which Options or Awards may be granted under the Plan (not including Shares that are subject to outstanding Options or Awards granted under the Plan) is equal to the lesser of (i) five percent (5%) of the total number of outstanding Shares on such date, (ii) 5,000,000 multiplied by the ratio set by the officers of the Company with respect to the reverse stock split effectuated in 2008, rounded down to the nearest whole number, or (iii) such other number of Shares as determined by the Board; provided, however, that in the aggregate, not more than one-quarter of the number of allotted Shares may be made the subject of Restricted Stock Awards under Section 10 of the Plan (other than shares of Restricted Stock made in settlement of Performance Units pursuant to Section 11.2(b)). The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board. No more than 20,000,000 shares may be subject to Options and Awards granted to any one individual under the terms of the Plan during any one calendar year.”

2.	By adding the following to Section 5.7:

“5.7 Cancellation and Regrant of Options. The Committee may with the consent of the affected Optionee cancel any or all outstanding Options and grant in substitution therefor new Options covering the same or a different number of shares of the Company’s common stock but with an option price based on the Fair Market Value per share of the Company’s common stock on the new grant date.”

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has caused this First Amendment to be executed on this 16th day of October, 2008.

ZHONE TECHNOLOGIES, INC.

By:	/s/ Kirk Misaka
Name:	Kirk Misaka
Title:	Chief Financial Officer